Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission and in the Application for Conversion on Form AC filed with the Office of the Comptroller of the Currency of our report dated October 21, 2014 with respect to the Consolidated Balance Sheets of Madison Bank of Maryland as of December 31, 2013 and 2012, and the related Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income (Loss), Statements of Equity and Statements of Cash Flows for each of the years ended December 31, 2013 and 2012, respectively.

We also hereby consent to the reference of our firm under the heading “Experts” in the Prospectus that is a part of the Registration Statement and the Application for Conversion.

/s/ Stegman & Company

Baltimore, Maryland

October 30, 2014